                                     FORM OF

                            ARTICLES OF INCORPORATION
                                       OF
                          SCHAEFER ENTERTAINMENT, INC.

         THE UNDERSIGNED, for the purpose of forming a corporation for profit pursuant to Chapter 607, Florida Statutes, does hereby adopt the following
Articles of Incorporation:

                                   WITNESSETH:

                                    ARTICLE I

                                      NAME

         The name of the Corporation is:

                          SCHAEFER ENTERTAINMENT, INC.

                                   ARTICLE II

                                    DURATION

         The Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of
Florida.

                                   ARTICLE III

                                    PURPOSES

         The Corporation is organized for the purpose of transacting any and all lawful business.

                                   ARTICLE IV

                                  CAPITAL STOCK

         The Corporation is authorized to issue 10,000,000 shares of $.0001 par value common stock.

                                    ARTICLE V

                        QUORUM FOR STOCKHOLDERS MEETINGS

         Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

                                   ARTICLE VI

                     REGISTERED OFFICE AND REGISTERED AGENT

         The street address of the office of this Corporation is 800016 Wiles
Road, Coral Springs, Florida 33067 and the name of the registered agent of this corporation at such address is Shahrukh Dhanji, Esq.

                                   ARTICLE VII

                               BOARD OF DIRECTORS

         This Corporation shall have one (1) director initially. The number of directors may be either increased from time to time in the manner provided in the Bylaws, but shall never be less than One. The name and address of the initial Director of the Corporation is:

                               Patrick J. Schaefer
                               3861 N.W. 3rd Place
                         Deerfield Beach, Florida 33442

                                  ARTICLE VIII

                                  INCORPORATOR

         The name and address of the Corporation's incorporator is:

                               Patrick J. Schaefer

                               3861 N.W. 3rd Place

                         Deerfield Beach, Florida 33442

                                   ARTICLE IX

                                 INDEMNIFICATION

         The Corporation shall indemnify its Officers, Directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to the services performed for the Corporation, to the fullest extent permitted under
Florida law existing now or hereinafter enacted.

                                    ARTICLE X

                         LIMITATION ON SHAREHOLDER SUITS

         Shareholders shall not have a cause of action against the Company's
Officers, Directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida. The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of
Florida are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

  IN WITNESS WHEREOF, we have subscribed our names this 30th day of July, 1999.

                                            /s/ Patrick J. Schaefer
                                                Patrick J. Schaefer, Incorporator

I HEREBY ACCEPT THE DESIGNATION AS REGISTERED AGENT.

Shahrukh Dhanji (Registered Agent)

By: /s/ Shahrukh Dhanji
        Shahrukh Dhanji, Esq.

STATE OF FLORIDA    )
COUNTY OF BROWARD   ) ss.:

         On this, the 2nd day of August, 1999 before me, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared Patrick J. Schaefer, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged that he executed it for the purposes therein contained.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                                     /s/ Elizabeth A. Jones

                                                     Notary Public, State of Florida

My Commission Expires: 9/6/99

Exhibit 3.ii

                                     FORM OF

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          SCHAEFER ENTERTAINMENT, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

FIRST:   Amendment(s) adopted: (indicate article number(s) being amendmed, added or deleted)

         Amendment made to Article I Name

         The name of the corporation is:

         WORLD ROLLER ALLIANCE, INC.

SECOND:  If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

          Amendment to Article IV Capital Stock

 The Corporation is authorized to issue 40,000,000 shares of $.0001 par value common stock

THIRD:   The date of each amendment's adoption: 1/25/2001

FOURTH:  Adoption of Amendments

                 The amendments were approved by the shareholders. The number of votes cast for the amendments were sufficiet for approval.

Signed this 25th day of January, 2001.

/s/ Patrick J. Schaefer
    Patrick J. Schaefer, Chairman & President

Exhibit 3.iii

                                     FORM OF

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                           WORLD ROLLER ALLIANCE, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

FIRST:   Amendment(s) adopted:

         Amendment made to Article IV  Capital Stock

                 "The Corporation is authorized to issue 40,000,000 shares of
$.0001 par value common stock."

SECOND:  The date of this amendment's adoption is September 18, 2001.

THIRD:   This amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Signed this 18th day of September, 2001.

/s/ Patrick J. Schaefer
    Patrick J. Schaefer, Chairman & President

/s/ Shahrukh Dhanji
    Shahrukh Dhanji, Vice President & Director

/s/ Robert Todoroff
    Robert Todoroff, Director